Exhibit 10.2
DEFERRED CASH AGREEMENT
    The Coca-Cola Company (the "Company") hereby agrees to pay to the recipient named below (the “Recipient”) on the date set forth below (“Payment Date”) the amount set forth below (the “Award”) in accordance with and subject to the terms, conditions and restrictions of this Agreement.

Name of Recipient:	Rob Gehring
Award:	$743,750 multiplied by the Performance Metric and prorated for time worked at Monster Beverage Corporation in 2026.
Payment Date:	Within 30 days following Monster Beverage Corporation’s annual results disclosure in 2027.
Performance Metric:	The percentage payout for 2026 of the Monster Beverage Corporation Annual Incentive Compensation Plan based on performance against metrics and as described in the 2027 Proxy of Monster Beverage Corporation.

TERMS AND CONDITIONS OF THIS AGREEMENT

(1)     If all of the conditions set forth in this Agreement are satisfied, the Award will be paid to Recipient on the Payment Date.

(a)    Conditions for the Award.

1.    The payment shall be made only if the Recipient is, and has continuously been, employed by the Company since the date of this Agreement through the Payment Date. In addition, in the event that the Recipient voluntarily terminates employment for any reason or is terminated for failing to comply with the Company’s Code of Business Conduct, any payments made within one year prior to the termination shall be repaid to the Company. If reimbursement is not made within 30 days of separation, the Company may offset any payments due to Recipient, including, not limited to, salary payments, vacation reimbursements, trailing pay, and non-qualified benefits by the amount owed to the Company or any portion thereof.

2.    The payment shall be made only if the Recipient does not receive a benefit from the Monster Beverage Corporation Annual Incentive Compensation Plan for the 2026 performance year.

(b)    Recipient shall have no rights to the Award, including but not limited to rights to transfer, pledge, or hypothecate the Award until the applicable Payment Date.

(c)    Recipient shall not be entitled to defer payment of any amounts under this Agreement.

(d)    The Recipient shall indicate his or her acceptance of this Agreement by signing and returning this Agreement.
(e)    The Company, in its sole discretion, may reduce the Award payable under this Agreement if it determines that a Recipient has failed to comply with the Company’s Code of Business Conduct, or if the Recipient owes any money to the Company and has failed to repay such obligation.

(2)     Each notice relating to this award shall be in writing. All notices to the Company shall be addressed to the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313. All

notices to the Recipient shall be addressed to the address of the Recipient specified on the face page of this Agreement. Either the Company or the Recipient may designate a different address by written notice to the other. Written notice to said addresses shall be effective to bind the Company, the Recipient and the Recipient's representatives and beneficiaries.

(3)    The Award will be paid in cash less all applicable federal and state tax withholdings. The Recipient acknowledges that the ultimate liability for any and all taxes is the responsibility and liability of the Recipient.

(4)    The Recipient hereby agrees that (a) any change, interpretation, determination or modification of this Agreement by the Company shall be final and conclusive for all purposes and on all persons including the Company and the Recipient; and (b) this Agreement shall not affect in any way the right of the Company to terminate or change the employment of the Recipient.

(5)    In the event the Recipient engages in a “Prohibited Activity” (as defined below), at any time during the term of the Agreement, or within one year after termination of the Recipient’s employment from the Company, or within one year after the Payment Date, whichever occurs latest, the Award shall be forfeited and, if applicable, any payments already made shall be repaid to the Company. If reimbursement is not made within 30 days of separation, the Company may offset any payments due to Recipient, including, but not limited to, salary payments, vacation reimbursements, trailing pay, and non-qualified benefits by the amount owed to the Company or any portion thereof.

Prohibited Activities are:

(a)    Non-Disparagement – making any statement, written or verbal, in any forum or media, or taking any action in disparagement of the Company or any Related Company or affiliate thereof, including, but not limited to, negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates;
(b)    No Publicity – publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of the Company which the Recipient was involved with during the Recipient’s employment;
(c)    Non-Disclosure of Trade Secrets – failure to hold in confidence all Trade Secrets of the Company that came into the Recipient’s knowledge during the Recipient’s employment by the Company or any Related Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term "Trade Secret" means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;
(d)    Non-Disclosure of Confidential Information – failure to hold in confidence all Confidential Information of the Company that came into the Recipient’s knowledge during the Recipient’s employment by the Company or any Related Company, or disclosing, publishing, or making use of such Confidential Information, where the term "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;
(e)    Return of Materials – failure of the Recipient, in the event of the Recipient’s termination of employment for any reason, promptly to deliver to the Company all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company's business, whether made or compiled by the

Recipient or furnished to the Recipient by virtue of the Recipient’s employment with the Company or a Related Company, or failure promptly to deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to the Recipient by virtue of the Recipient’s employment with the Company or a Related Company;
(f)    Non-Compete – rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of any senior officer designated by the Company, is or becomes competitive with the Company;
(g)    Non-Solicitation – soliciting or attempting to solicit for employment for or on behalf of any corporation, partnership, or other business entity any employee of the Company with whom the Recipient had professional interaction during the last twelve months of the Recipient’s employment with the Company; or
(h)    Violation of the Company Policies – violating any written policies of the Company or the Recipient’s employer applicable to the Recipient, including without limitation the Company’s insider trading policy.

(6)    If any of the terms of this Agreement may in the opinion of the Company conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations.

(7)    The Recipient consents to and acknowledges that:

(a)    the Award is discretionary in nature;

(b)    the Award is a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments; and

(c)    the Agreement set forth the entire understanding between the Recipient, the Company, and any Related Company regarding the Award and supersedes all prior oral and written agreements pertaining to this award.

(8)     This Agreement has been made in and shall be construed and enforced under and in accordance with the laws of the State of Delaware, USA.

                    THE COCA-COLA COMPANY

                    /s/ Tapaswee Chandele
                    Tapaswee Chandele
Executive Vice President & Global Chief People Officer

    I have read the above Agreement and hereby accept the above award under the terms and conditions of this Agreement and I agree to be bound thereby and by the actions of the Company.

Recipient /s/ Rob Gehring Rob Gehring Date: September 8, 2026

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